Exhibit 10.10

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of the 30th day of June, 2006, by and between Heritage Bankshares, Inc., a Virginia corporation (hereinafter referred to as “Bankshares”), Heritage Bank, a Virginia corporation, and Michael S. Ives (the “Executive”).

RECITALS

Bankshares and Executive previously entered into an Employment Agreement as of February 7, 2005 (“Employment Agreement”); and

Bankshares and Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bankshares and Executive hereby agree as follows:

1. Effective January 1, 2006, Section 4 of the Employment Agreement is amended to read as follows:

4. BASE SALARY: Executive shall receive Base Salary at the rate of $200,000 per year, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). If the Executive’s Base Salary is increased by Bankshares, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement and such Base Salary shall not be reduced during the Term of this Agreement.

2. Effective January 1, 2006, Section 5 of the Employment Agreement (“Annual Incentive Bonus”) is deleted.

3. Effective February 7, 2005, the following sentences of Section 6(a) of the Employment Agreement, “Stock Options,” are deleted:

To the extent not exercised, this option shall be cancelled and reissued if the price of a share of Bankshares’ common stock at a public offering is less than the exercise price determined on the date of grant. All other terms of the reissued option shall be the same as those contained in the cancelled option.

4. Effective February 7, 2005, the following provisions are substituted for Sections 6(b), 6(c) and 6(d) of the Employment Agreement:

(b) Upon the effective date of the stock option plan that Bankshares agrees to adopt as soon as practicable after June 30, 2006 (“2006 option plan”), Bankshares shall grant Executive pursuant to the 2006 option plan an option to purchase 70,000 shares of Bankshares’ common stock. The option shall qualify as an incentive stock option pursuant to Section 422 of the Code to the maximum extent possible. This grant shall be subject to the approval of the 2006 option plan by the shareholders of Bankshares within twelve (12) months after the plan’s adoption and shall also be subject to the registration of the shares subject to this option with the Securities and Exchange Commission, and Bankshares shall employ its best efforts to effect these contingencies.

(c) All shares of Bankshares’ common stock subject to the option granted pursuant to Section 6(b) above shall have a purchase price (“2006 option price”) equal to the greater of (1) the fair market value of shares of Bankshares’ common stock on the date of grant, or (2) $15.50. For this purpose, fair market value shall be determined according to the definition of fair market value under the 2006 option plan.

(d) The following terms and conditions shall apply to the option granted pursuant to Section 6(b): The option shall expire ten (10) years after the date of grant. The option shall generally vest and become exercisable at the rate of twenty percent (20%) of the shares subject to the option on December 31, 2006 and on each subsequent December 31. In the event of Executive’s resignation or voluntary termination of employment pursuant to Section 9(c) below after attaining age 55, if Executive agrees to a corresponding extension of the provisions of Section 11 below, the option shall continue to vest and become exercisable at the rate of twenty percent (20%) of the shares subject to the option on each subsequent December 31 until fully vested, at which time Executive will be considered to have retired for purposes of the 2006 option plan and the continuing ability to exercise the option. To the extent exercisable, Executive’s option shall remain exercisable during this extended vesting period. In the event of Executive’s age 65 retirement, termination by Bankshares without cause, Executive’s resignation for good reason, Executive’s death or permanent disability under Section 8(a) below, or upon a Change of Control, Executive’s option shall become fully vested and exercisable immediately. Upon Executive’s termination of employment, the portion of the option that is vested and exercisable (“vested options”) shall remain exercisable for two (2) years following such termination, except that (1) in the event of Executive’s retirement or a Change of Control, the vested options shall remain exercisable for the remainder of the ten (10) year period after the date of grant, or (2) in the event of Executive’s resignation or other voluntary termination of employment pursuant to Section 9(c) below other than on account of retirement, or Executive’s termination by Bankshares for cause pursuant to Section 9(d) below, the vested options shall remain exercisable for six (6) months only following any such termination.

(e) Concurrently with the grant to Executive of the option for 70,000 shares pursuant to Section 6(b) above, Bankshares shall grant to Executive a limited alternative stock appreciation right, which shall entitle Executive to receive an amount equal to the product of (1) the excess of (A) the fair market value of a share of Bankshares’ common stock on the date of exercise over (B) the 2006 option price, multiplied by (2) the number of shares with respect to which the LASAR is exercised. The LASAR shall be payable in cash. The LASAR shall be independent of and shall not be granted under the 2006 Option Plan or similar successor plan. The LASAR shall become exercisable only upon the occurrence of a Change of Control and shall remain exercisable for two (2) years following the Change of Control. The LASAR shall be void upon approval of the 2006 Option Plan or similar successor plan by the shareholders of Bankshares pursuant to which the option granted to Executive pursuant to Section 6(b) remains in effect, and in the absence of that approval, the LASAR shall remain in effect.

5. Effective January 1, 2006, the first sentence of Section 7(a) of the Employment Agreement is amended to read as follows:

(a) Executive shall be entitled to six (6) weeks paid vacation per year, and Executive may accrue and carry over unused vacation time from year to year during the Term.

6. Effective July 1, 2006, the following sentence is added to Section 9(c) of the Employment Agreement.

Notwithstanding the preceding sentence, if Executive resigns or voluntarily leaves the employ of Bankshares after attaining age fifty-five (55) and having provided Bankshares not less than ninety (90) days written notice thereof, other than under circumstances treated as resignation for good reason, Executive shall not be in breach of this Agreement, and Bankshares shall have no further obligation for additional compensation and benefits under this Agreement, except that Executive shall be entitled to Health Coverage Continuation and to payment for accrued and unused vacation and sick leave.

7. The numbering and cross-referencing in the Employment Agreement shall be amended to reflect the foregoing changes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Michael S. Ives
Michael S. Ives

HERITAGE BANKSHARES, INC.

By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

HERITAGE BANK

By:	/s/ Peter M. Meredith, Jr.
Chairman of the Board

4